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                                                                     EXHIBIT 6.2

                              CONSULTING AGREEMENT

         This Consulting Agreement (this "Agreement") is made and entered into on July 29, 1999 by and among Halter Financial Group, Inc., a Texas corporation ("HFG"), RBS Acquisition Corp., a Texas corporation (the "Public Company) and Microwave Transmission Systems, Inc., a Texas corporation and any subsidiary, affiliate or successor thereof (the "Company").

         WHEREAS, HFG is experienced in assisting companies that wish to become publicly held entities through reverse merger or reverse acquisition transactions;

         WHEREAS, in order to further its business purpose, the Company desires to enter into a reverse merger or reverse acquisition transaction (the "Public Merger Transaction") with the Public Company, a publicly-held "shell" corporation controlled by HFG.

         WHEREAS, the shares of Common Stock in the Public Merger Transaction will be issued in reliance on the exemption from registration provided in
Section 4(2) under the Securities Act of 1933, as amended (the "Securities
Act");

         WHEREAS, the Public Company is entering into this Agreement for the purpose of assuming the same obligations that the Company has hereunder subsequent to the completion of the Public Merger Transaction; and

         WHEREAS, HFG is willing to provide certain consulting services to the Company with respect to the Public Merger Transaction and certain other related matters on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the respective covenants contained in this Agreement, the parties hereby agree as follows:

         1. CONSULTING SERVICES. HFG hereby agrees to provide the following consulting services to the Company on a best efforts basis, under the terms and conditions set forth in this Agreement:

                  (i) Providing the Public Company;

                  (ii) Preparing proposals involving the structure of the Public Merger Transaction and certain other related matters contemplated by this Agreement;

                  (iii) Preparing and reviewing the necessary documents to effect the Public Merger Transaction in a form mutually satisfactory to the parties thereto;

                  (iv) Preparing a proxy statement (the "Proxy Statement") that will submit certain matters to the Public Company's shareholders for approval in accordance with applicable law, including, but not necessarily limited to, the Public Merger Transaction and a corporate name change. Such proxy statement may also contain additional


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         proposals regarding such other matters appropriate for shareholder approval as may be mutually agreed upon by the parties;

                  (v) Subsequent to the Public Merger Transaction and as soon as permitted by the rules of the National Association of Securities Dealers, Inc., and any applicable law, rule or regulation during the term of this Agreement, HFG will assemble documentation required and draft and prepare application for quotation of the Public Company's common stock (the "Common Stock") on the Pink Sheets maintained by the National Quotation Bureau, Inc. for review by the Company and its legal counsel. In addition, as soon as permitted by the rules of the National Association of Securities Dealers, Inc., and any applicable law, rule or regulation, including the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder during the term of this Agreement, HFG will assemble documentation required and draft and prepare application for quotation of the Common Stock on the OTC Bulletin Board for review by the Company and its legal counsel. This obligation does not require HFG to prepare and file a Registration Statement on Form 10. However, to the extent necessary, HFG will provide information pertaining to HFG and the Public Company to be included in such registration statement. The Company shall be responsible for preparing any financial statements and description of its business operations necessary to complete any such applications.

                  (vi) Introducing the Company to a market maker;

                  (vii) Assisting the Company with the preparation of communications with brokerage professionals, investment bankers and market makers that may include the following: (a) written communication with brokerage firms, investment bankers, analysts and market makers;
         (b) introductions to retail brokers and investment bankers; (c) assistance with brokerage presentations; and (d) coordinating conference calls with brokers;

                  (viii) Preparing a program of shareholder communications and relations acceptable to the Company that may include the following: (a) review of communications with shareholders; and (b) review and distribution of press releases; and

                  (ix) Providing such other general assistance and advice as may be mutually agreed by the parties.

         2. REGISTRATION STATEMENT ON FORM 10. Subsequent to the completion of the Public Merger Transaction, the parties anticipate that the Public Company will file with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form 10 (together with any amendments or supplements thereto, the "Registration Statement") to register the Common Stock under the Exchange Act. The parties agree and acknowledge that the Company and its legal counsel and other representatives will be responsible for the drafting, preparation and filing of the Registration Statement and responding to any comments of the Commission thereto.


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         In this regard, HFG will assist the Public Company with assembling and preparing the information required in the Registration Statement as it relates to HFG and to the Public Company's management, business and financial condition prior to the Public Merger Transaction.

         3.        CONSIDERATION.

                  (i) Lock-Up Agreement. HFG, in connection with the reverse merger, does hereby agree that prior to the expiration of three hundred sixty-five days (365) from June 3, 1999, that neither it nor any entity or person controlled by it will sell, contract to sell or make any other disposition of, or grant any purchase option for the sale of, any shares of Common Stock, directly or indirectly whether or not it disclaims beneficial ownership of such shares of Common Stock, without first obtaining the prior written consent of the Company. The parties further agree that, assuming consummation of the Public Merger Transaction, this provision will survive termination of the Consulting Agreement and be in full force and effect for three hundred and sixty-five days from June 3, 1999.

                  (ii) This Agreement obligates HFG to perform certain services in connection with the Public Merger Transaction in addition to those required to be provided under the plan of bankruptcy to which the Public Company is subject. In this regard, the Company shall also pay to HFG the sum of $100,000 in cash at the closing of the Public Merger Transaction in order to compensate HFG for certain costs and expenses incurred in performing such services.

         4. COMPANY DEPOSIT. The Company hereby acknowledges that time is of the essence with regard to the consummation of the Public Merger Transaction, and that the failure to consummate such transaction in a timely manner would have an adverse effect upon HFG. As such, the Company will deposit the amount of $50,000 (the "Deposit") into the trust account of the Law Offices of Richard B. Mills, 2305 Cedar Springs, Suite 208, Dallas, Texas 75201 (the "Escrow Agent") to be held by the Escrow Agent pursuant to the provisions of this Paragraph 4. The Deposit shall be returned in full to the Company if the Company notifies HFG of its decision not to proceed with consummation of the Public Merger Transaction at any time prior to the consummation of such transaction, if such decision is as a result of (a) any misrepresentation or omission of material fact with regard to information, written or oral, imparted by HFG to the Company regarding the Public Company or (b) the inability of the Public Company or HFG to cure, to the satisfaction of the Company, which shall not be unreasonably withheld, any matter arising from the Company's due diligence review of the Public Company. One-half (1/2) of the Deposit shall be payable to the Company and one-half (1/2) shall be payable to HFG if, prior to August 6, 1999, the Company notifies HFG of its decision not to proceed with the Public Merger Transaction for any reason other than those set forth in subparts 4.(a) and (b) above. The Deposit shall be payable in full to HFG if the Company, after August 6, 1999, notifies HFG of its decision not to proceed with the Public Merger Transaction for any reason other than those set forth in subparts 4.(a) and (b) above. Upon an event requiring the immediate delivery of all or a portion of the Deposit to HFG, said amount shall be immediately paid to HFG upon the delivery of written instruction to the Escrow Agent by HFG.


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         If the Company is entitled to all or a portion of the Deposit prior to the consummation of the Public Merger Transaction as a result of the circumstances set forth in the preceding paragraph, said amount shall be immediately payable to the Company upon receipt by the Escrow Agent of written instructions signed by the Company. Furthermore, the Deposit shall be returned immediately to the Public Company upon consummation of the Public Merger Transaction upon receipt by the Escrow Agent of written instruction signed by both the Public Company and HFG.

         5. CERTAIN RELATED MATTERS. The Company shall use its commercially reasonable efforts to comply with its obligations under this Agreement and to consummate the Public Merger Transaction. HFG shall use its best efforts to cause the Public Company to consummate the Public Merger Transaction.

         6.       ACCURACY OF INFORMATION AND INDEMNIFICATION.

                  (i) The Company has and will furnish HFG with certain information relating to the Company and its management, business and financial condition in order to enable HFG to perform the consulting services under this Agreement. In this regard, the Company agrees that such information is and will be complete, truthful and accurate in all material respects.

                  (ii) HFG agrees that it will notify the Company that circumstances have arisen for which it will seek indemnification and that after notice, the Company shall have fifteen days to determine if the Company will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to HFG and will pay the fees and expenses of such counsel. Alternatively, the Company may elect to indemnify HFG from any against any and all losses, claims, damages or liabilities, joint or several, to which HFG or any of its officers, directors, controlling persons or representatives may become subject under any applicable federal or state law, related to or arising out of any untrue statement or alleged untrue statement of any material fact relating to the Company and its management, business and financial condition contained in any proxy statement, filing or other document prepared pursuant to this Agreement or relating to or arising out of the omission or alleged omission to state therein a material fact required to be stated or necessary to make the statements therein not misleading as they relate to the Company and its management, business and financial condition; except in the event that such arose out of gross negligence, willful misconduct or malfeasance of HFG. In no event will the Company be obligated to provide such indemnification relating to any untrue statements or alleged untrue statements based on information provided to Company by HFG. At its election, the Company will reimburse HFG for all reasonable expenses as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, provided that the Company shall have the right to control the investigation, defense and settlement of any such claim. The Company shall not be liable for any settlement affected without its consent.

                  (iii) As a condition of the information being furnished to HFG, HFG agrees not to use the information for any purposes other than in connection with the rendering of


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         consulting services to the Company, to keep the information confidential and not to disclose the information to any third party for a period of one year from the Effective Date hereof; provided, however, that HFG may make any disclosure of the information to which the Company gives its prior written consent or to such of HFG's officers and employees as may be determined have a need to know. Notwithstanding the above, HFG shall not be prohibited from using or disclosing information furnished to HFG by the Company which (a) is or becomes generally available to the public other than as a result of disclosure by HFG, (b) was within HFG's possession prior to its disclosure by the Company to HFG pursuant hereto, (c) becomes available to HFG on a non-confidential basis after the date hereof from any third party which is not known to HFG to be bound by a confidentiality agreement with the Company with respect to such information, (d) is disclosed to others by the Company without restriction as to disclosure and/or commercial use, (e) is independently developed by persons who did not access the information as a result of HFG's disclosure of the information, or (f) HFG is required to disclose by law, judicial or administrative orders, subpoena, or other valid legal process.

         7. EXPENSES. HFG will pay all fees and expenses of counsel and consultants retained directly by HFG. Except as otherwise provided herein, the Company will pay all other expenses incurred in connection with the performance of the consulting services under this Agreement, including (i) all fees and expenses of the Company's counsel and independent public accountants and (ii) printing, copying and distribution expenses. The Company will, in its sole discretion, approve and authorize any expenses to be incurred directly by HFG on behalf of the Company. In the event that HFG directly incurs any approved expenses on behalf of the Company; HFG will timely provide the Company with an itemized list of such expenses and the Company will reimburse HFG for such expenses within 30 days of receipt thereof.

         8. TERM. This Agreement will terminate twelve months from the date of execution of this Agreement, unless terminated earlier pursuant to
Section 9 below.

         9.       TERMINATION.

                  (i) This Agreement shall be terminated if the consummation of the Public Merger Transaction does not occur on or before October 1, 1999 for any reason.

                  (ii) This Agreement may be terminated:


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                           a) By the Company, subject to forfeiture by the
                  Company of the Deposit, except as otherwise provided for in Paragraph 4, hereto, at any time prior to the consummation of the Public Merger Transaction;

                           b) By HFG at any time, if the Company does not
                  provide reasonably necessary or appropriate assistance, information, documents or other materials necessary or advisable in order to enable HFG to perform the consulting services under this Agreement; or

                           c) Upon the mutual written agreement of the parties.

         10. AMENDMENT AND MODIFICATION. This Agreement may be amended or modified by the written consent of the parties.

         11. COUNSEL. The Company hereby expressly acknowledges that it has been advised that it has not been represented by HFG's attorneys in this matter and has been advised and urged to seek separate legal counsel for advice in this matter.

         12. CAPTIONS AND HEADINGS. The paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit or add to the meaning of any provision of this Agreement.

         13. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to conflicts or choice of law provisions of the State of Texas.

         14. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

         15. NOTICES AND WAIVERS. Any notice or waiver required or permitted to be given by the parties hereto shall be in writing and shall be deemed to have been given, when delivered, three business days after being mailed by certified or registered mail, faxed during regular business hours of the recipient and there is confirmation of receipt, or sent by prepaid full rate telegram to the following addresses:


         To HFG or the Public Company prior
         to the Public Merger Transaction:                    Timothy P. Halter
                                                              14160 Dallas Parkway, Suite 950
                                                              Dallas, Texas 75240

         To the Company or the Public Company
         subsequent to the Public Merger Transaction:         P. David Spurlin
                                                              541 Sterling Drive
                                                              Richardson, Texas  75081


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         16.      ARBITRATION OF DISPUTES. In the event that a dispute arises between the parties, said dispute arising out of, in connection with or as a result of the Agreement entered into between the parties, the parties agree that said dispute shall be resolved through binding arbitration rather than litigation. Both parties hereby agree to submit the dispute for resolution, under the rules then obtaining, to either the American Arbitration Association, or the National Association of Securities Dealers, Inc., within five (5) days after receiving a written request to do so from either party. The determination of the arbitrators shall be final and binding upon both parties and may be enforced in any court of competent jurisdiction. The parties hereto hereby agree that the Federal Arbitration Act shall govern the proceeding and all issues raised.

         17. INDEPENDENT CONTRACTOR; NO POWER TO BIND. HFG is not an employee of Company for any purpose whatsoever, but is an independent contractor. HFG does not have the right or authority to create a contract or obligation either express or implied, on behalf of, in the name of or binding upon Company, or to pledge Company credit, or to extend credit in the Company's name unless otherwise agreed in writing. HFG shall have no right or authority to commit Company in any manner without the prior written consent of Company.

         18. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the Company and HFG, and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings related to the subject matter hereof and may not be amended or rescinded except in a writing signed by both parties hereto.

         19. SEVERABILITY. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, inoperative or unenforceable as applied in any particular case, such event shall not affect the validity or enforceability of the remainder of the Agreement.


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         IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the day written above.

                                       HALTER FINANCIAL GROUP, INC.


                                       By:______________________________________
                                               Timothy P. Halter, President


                                       RBS ACQUISITION CORP.


                                       By:______________________________________
                                                Timothy P. Halter, President


                                       MICROWAVE TRANSMISSION SYSTEMS, INC.


                                       By:______________________________________
                                                 P. David Spurlin, Chief
                                                 Executive Officer


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